Exhibit 4.3
DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934
The following summary of the common shares of Biohaven Ltd. ("Biohaven", "we" or "us") is based on and qualified by our Amended Memorandum and Articles of Association. Please note that this summary is not intended to be exhaustive. For further information, please refer to the full version of our memorandum and articles of association, which is filed as an exhibit to this Annual Report on Form 10-K.
General
We are a British Virgin Islands (“BVI”) business company limited by shares incorporated in the BVI on May 2, 2022, and our affairs are governed by the provisions of our Amended Memorandum and Articles of Association and by the BVI Business Companies Act (As Revised) (the “BVI Act”).
As provided in our Amended Memorandum and Articles of Association, subject to the BVI Act, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. Our registered office is c/o Maples Corporate Services (BVI) Limited, Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands.
Authorized Shares
Our Amended Memorandum and Articles of Association authorize us to issue up to 200,000,000 common shares, no par value, and up to 10,000,000 preferred shares, no par value (the “Preferred Shares”). Our Board may establish the rights and preferences of the Preferred Shares from time to time. As of September 26, 2023, we had 68,322,178 common shares issued and outstanding, held of record by 43 shareholders, and no Preferred Shares issued.
The following are summaries of material provisions of our Amended Memorandum and Articles of Association and the BVI Act insofar as they relate to the material terms of our common shares.
Common Shares
General. The maximum number of shares we are authorized to issue are 210,000,000 divided into 200,000,000 common shares, with no par value each and 10,000,000 Preferred Shares. Holders of common shares have the same rights. All of our outstanding common shares are fully paid and non-assessable.
Our Amended Memorandum and Articles of Association do not provide for pre-emptive rights.
Dividends. The holders of our common shares are entitled to an equal share of such dividends, as may be declared by our Board subject to the BVI Act. Our Amended Memorandum and Articles of Association provide that dividends may be declared and paid at such time, and in such an amount, as the directors determine. Under the BVI Act, the directors must be satisfied that the Company will meet the statutory solvency test immediately after the dividend.
Voting Rights. In respect of all matters subject to a shareholders’ vote, each common share is entitled to one vote for each common share registered in his or her name on our register of shareholders. Holders of common shares shall at all times vote together on all resolutions submitted to a vote of the shareholders. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairperson of such meeting or any one shareholder.
A quorum required for a meeting of shareholders consists of at least 50% of the votes of the shares or class or series of shares entitled to vote present in person or by proxy at the meeting or, if a corporation or other non-natural person, by its duly authorized representative. Shareholders’ meetings must be held annually. Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting. Directors may call general meetings, and they shall on a shareholders’ requisition forthwith proceed to convene an extraordinary general meeting of the Company. Extraordinary general meetings of the shareholders of the Company may be called, for any purpose as is a proper matter for shareholder action under applicable BVI law, by (i) the Chairperson of the Board,

Exhibit 4.3
(ii) the Chief Executive Officer, (iii) the directors pursuant to a resolution of directors or (iv) by shareholders holding not less than 10% of the votes of the outstanding voting shares entitled to vote at the meeting. The directors shall determine the time and place, if any, of such general meeting. Advance notice of not less than 10 and not more than 60 days is required for the convening of our annual general meeting and other general meetings unless such notice is waived in accordance with our Amended Memorandum and Articles of Association.
Appointment and Removal of Directors. In accordance with our Amended Memorandum and Articles of Association, any director may be appointed by resolution of shareholders and may be removed, with cause, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the votes of the common shares entitled to vote.
Transfer of Common Shares. Under the BVI Act shares that are listed on a recognized exchange may be transferred without the need for a written instrument of transfer if the transfer is carried out in accordance with the laws, rules, procedures and other requirements applicable to shares listed on the recognized exchange and subject to the Company’s Amended Memorandum and Articles of Association.
Under our Amended Memorandum and Articles of Association, our Board may refuse or delay the registration of a transfer of shares where it reasonably determines that it is in the best interest of the Company to do so. Without limiting the generality of the foregoing, our Board may refuse or delay the registration of a transfer of shares if the transferor has failed to pay an amount due in respect of those shares. Where our Board passes a resolution to refuse or delay the registration of a transfer, the Company shall, as soon as practicable, send the transferor and the transferee a notice of the refusal or delay.
Liquidation. On a liquidation or winding up of the Company assets available for distribution among the holders of common shares shall be distributed among the holders of the common shares on a pro rata basis.
Calls on Common Shares and Forfeiture of Common Shares. Our Board may from time to time make calls upon shareholders for any amounts unpaid on their common shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. The common shares that have been called upon and remain unpaid are subject to forfeiture.
Redemption of Common Shares. The BVI Act and our Amended Memorandum and Articles of Association permit us to purchase our own shares with the prior written consent of the relevant shareholders, on such terms and in such manner as may be determined by our Board and by a resolution of directors and in accordance with the BVI Act.
Variation of Rights of Shares. Other than with respect to the issuance of the Preferred Shares in accordance with our Amended Memorandum and Articles of Association, all or any of the rights attached to any class or series of shares may, subject to the provisions of the BVI Act, be varied with the consent in writing of all the holders of the issued shares of that class or series or with the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issuance of further shares ranking pari passu with or superior to such existing class of shares.
Issuance of Additional Shares. Our Amended Memorandum of Association authorizes our Board to issue additional common shares from time to time as our Board shall determine. However, under British Virgin Islands law, our directors may only exercise the rights and powers granted to them under our Amended Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our Company.
Inspection of Books and Records. A shareholder of the Company is entitled, on giving written notice to the Company, to inspect (a) the memorandum and articles of association of the Company; (b) the register of shareholders; (c) the register of directors; and (d) the minutes of meetings and resolutions of shareholders and of those classes of shareholders of which he is a shareholder; and to make copies of or take extracts from the documents and records. Subject to the Amended Memorandum and Articles of Association, the directors may, if

Exhibit 4.3
they are satisfied that it would be contrary to the Company’s interests to allow a shareholder to inspect any document, or part of a document, specified in (b), (c) and (d) above, refuse to permit the shareholder to inspect the document or limit the inspection of the document, including limiting the making of copies or the taking of extracts from the records.
Where a company fails or refuses to permit a shareholder to inspect a document or permits a shareholder to inspect a document subject to limitations, that shareholder may apply to the BVI High Court for an order that he should be permitted to inspect the document or to inspect the document without limitation.
A company is required to keep at the office of its registered agent: its memorandum and articles of association of the company; the register of shareholders or a copy of the register of shareholders; the register of directors or a copy of the register of directors; and copies of all notices and other documents filed by the company in the previous ten years.
Preferred Shares
Our Amended Memorandum and Articles of Association provide that preferred shares may be issued from time to time in one or more series. Our Board is authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our Board is able to, without shareholder approval, issue preferred shares with voting and other rights that could adversely affect the voting power and other rights of the holders of the common shares and could have anti-takeover effects. The ability of our Board to issue preferred shares without shareholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management. We have no preferred shares issued and outstanding at the date hereof. Although we do not currently intend to issue any preferred shares, we cannot assure you that we will not do so in the future.
Limitations on the Right to Own Shares
There are no limitations on the right to own our common shares.
Disclosure of Shareholder Ownership
There are no provisions in the Amended Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.
Anti-Takeover Provisions
Some provisions of our Amended Memorandum and Articles of Association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that:
•establish a classified Board such that not all shareholders of the Board are elected at one time;
•allow the authorized number of our directors to be changed only by resolution of our Board;
•limit the manner in which shareholders can remove directors from the Board;
•establish advance notice requirements for shareholder proposals that can be acted on at shareholder meetings and nominations to our Board;
•require that shareholder actions must be effected at a duly called shareholder meeting and prohibit actions by our shareholders by written consent;
•limit the ability of shareholders to requisition and convene general meetings of shareholders; and
•authorize our Board to issue preferred shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our

Exhibit 4.3
shareholders without shareholder approval, which could be used to institute a shareholder rights plan, or so-called “poison pill,” that would work to dilute the stock ownership of a potential hostile acquirer, effectively preventing acquisitions that have not been approved by our Board.
However, under British Virgin Islands law, our directors may only exercise the rights and powers granted to them under our Amended Memorandum and Articles of Association for a proper purpose and for what they believe in good faith to be in the best interests of our Company.
Costs of Claim
Under our Amended Memorandum and Articles of Association, in the event that (i) any Member or prior Member (“Claiming Party”) initiates or asserts any claim or counterclaim (“Claim”) or joins, offers substantial assistance to or has a direct financial interest in any Claim against the Company or its subsidiaries, directors or Members (including any Claim purportedly filed on behalf of the Company or any Member), and (ii) the Claiming Party (or the third party that received substantial assistance from the Claiming Party or in whose Claim the Claiming Party had a direct financial interest) does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought, then each Claiming Party shall be obligated, jointly and severally, to reimburse the Company and any such Member or Members for all fees, costs and expenses of every kind and description (including, but not limited to, all reasonable attorneys’ fees and other litigation expenses) that the parties may incur in connection with such Claim.
Differences in Corporate Law
The BVI Act, and the other laws of the British Virgin Islands, or the BVI, affecting BVI business companies like us and our shareholders differ from laws applicable to U.S. Delaware corporations and their stockholders.
BVI Corporate Law
Mergers and Similar Arrangements
Under the BVI Act two or more BVI companies or a BVI company and non-BVI company, each a “constituent company”, may merge or consolidate. The BVI Act provides for slightly different procedures depending on the nature of the parties to the merger.
A merger involves the merging of two or more companies into one of the constituent companies (to the merger) with one constituent company continuing in existence to become the surviving company post-merger. A consolidation involves two or more companies consolidating into a new company.
A merger is effective on the date that the articles of merger (as described below) are registered by the Registrar of Corporate Affairs in the BVI, or on such later date, not exceeding 30 days from the date of registration as is stated in the articles of merger.
As soon as a merger becomes effective:
a.the surviving company (so far as is consistent with its memorandum and articles, as amended by the articles of merger) has all rights, privileges, immunities, powers, objects and purposes of each of the constituent companies;
b.the memorandum and articles of the surviving company are automatically amended to the extent, if any, that changes to its memorandum and articles are contained in the articles of merger;
c.assets of every description, including choses in action and the business of each of the constituent companies, immediately vest in the surviving company;
d.the surviving company is liable for all claims, debts, liabilities and obligations of each of the constituent companies;

Exhibit 4.3
e.no conviction, judgment, ruling, order, claim, debt, liability or obligation due or to become due, and no cause existing, against a constituent company or against any shareholder, director, officer or agent thereof, is released or impaired by the merger; and
f.no proceedings, whether civil or criminal, pending at the time of a merger by or against a constituent company, or against any shareholder, director or officer, or agent thereof, are abated or discontinued by the merger; but
i.the proceedings may be enforced, prosecuted, settled or compromised by or against the surviving company or against the shareholder, director, officer or agent thereof, as the case may be; or
ii.the surviving company may be substituted in the proceedings for a constituent company.
The registrar shall strike off the Register of Companies a constituent company that is not the surviving company in the merger.
The BVI Act provides that any shareholder of the Company is entitled to payment of the fair value of his shares upon dissenting from a merger, unless the Company is the surviving company of the merger and the shareholder continues to hold the same or similar shares. The following is a summary of the position in respect of dissenters’ rights in the event of a merger under the BVI Act.
A dissenter is in most circumstances required to give to the Company written objection to the merger, which must include a statement that the dissenter proposes to demand payment for his shares if the merger takes place. This written objection must be given before the meeting of shareholders at which the merger is submitted to a vote, or at the meeting but before the vote. However, no objection is required from a shareholder to whom the Company did not give notice of the meeting of shareholders or where the proposed merger is authorized by written consent of the shareholders without a meeting.
Within 20 days immediately following the written consent, or the meeting at which the merger was approved, the Company shall give written notice of the consent or resolution to each shareholder who gave written objection or from whom written objection was not required, except those shareholders who voted for, or consented in writing to, the proposed merger.
A shareholder to whom the Company was required to give notice who elects to dissent shall, within 20 days immediately following the date on which the copy of the plan of merger or an outline of the merger is given to him, give to the Company a written notice of his decision to elect to dissent, stating:
a.his name and address;
b.the number and classes of shares in respect of which he dissents (which must be all shares that he holds in the Company); and
c.a demand for payment of the fair value of his shares.
Upon the giving of a notice of election to dissent, the dissenter ceases to have any of the rights of a shareholder except the right to be paid the fair value of his shares, and the right to institute proceedings to obtain relief on the ground that the action is illegal.
The Company shall make a written offer to each dissenter to purchase his shares at a specified price that the Company determines to be their fair value. Such offer must be given within 7 days immediately following the date of the expiration of the period within which shareholders may give their notices of election to dissent, or within 7 days immediately following the date on which the merger is put into effect, whichever is later.
If the Company and the dissenter fail, within 30 days immediately following the date on which the offer is made, to agree on the price to be paid for the shares owned by the dissenter, then within 20 days:
a.the Company and the dissenter shall each designate an appraiser;

Exhibit 4.3
b.the two designated appraisers together shall designate an appraiser;
c.the three appraisers shall fix the fair value of the shares owned by the dissenter as of the close of business on the day prior to the date of the meeting or the date on which the resolution was passed, excluding any appreciation or depreciation directly or indirectly induced by the action or its proposal, and that value is binding on the Company and the dissenter for all purposes; and
d.the Company shall pay to the dissenter the amount in money upon the surrender by him of the certificates representing his shares, and such shares shall be cancelled.
Shareholders’ Suits
Under the provisions of the BVI Act, the memorandum and articles of association of a company are binding as between the company and its shareholders and between the shareholders.
If the majority shareholders have infringed a minority shareholder’s rights, the minority may seek to enforce its rights either by derivative action or by personal action. A derivative action concerns the infringement of the company’s rights where the wrongdoers are in control of the company and are preventing it from taking action, whereas a personal action concerns the infringement of a right that is personal to the particular shareholder concerned.
The BVI Act provides for a series of remedies available to shareholders. Where a company incorporated under the BVI Act conducts some activity which breaches the BVI Act or the company’s memorandum and articles of association, the BVI High Court can issue a restraining or compliance order. Shareholders can now also bring derivative, personal and representative actions under certain circumstances.
Generally any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the BVI or their individual rights as shareholders as established by the company’s memorandum and articles of association.
In certain circumstances, a shareholder has the right to seek various remedies against the company in the event the directors are in breach of their duties under the BVI Act. Pursuant to Section 184B of the BVI Act, if a company or director of a company engages in, proposes to engage in or has engaged in, conduct that contravenes the provisions of the BVI Act or the memorandum or articles of association of the company, the courts of the British Virgin Islands may, on application of a shareholder or director of the company, make an order directing the company or director to comply with, or restraining the company or director from engaging in conduct that contravenes the BVI Act or the memorandum or articles. Furthermore, pursuant to Section 184I(1) of the BVI Act, a shareholder of a company who considers that the affairs of the company have been, are being or likely to be, conducted in a manner that is, or any acts of the company have been, or are likely to be oppressive, unfairly discriminatory, or unfairly prejudicial to him in that capacity, may apply to the courts of the British Virgin Islands for an order which, inter alia, can require the company or any other person to pay compensation to the shareholders.
Comparison of BVI Corporate Law and Delaware U.S. Corporate Law
Set forth below is a summary of the significant differences between the provisions of the laws of the BVI applicable to us and the laws applicable to companies incorporated in Delaware in the United States and their stockholders.
Shareholder Proposals
Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the Board or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings. Our Amended Memorandum and Articles of Association allow our shareholders holding not less than 10% of the votes of the outstanding voting shares to requisition a shareholders’ meeting. We are not obliged by law to call shareholders’ annual general meetings, but our Amended Memorandum and Articles of Association permit the directors to call shareholders’ annual general

Exhibit 4.3
meetings, and we expect to do so in the future. The location of any shareholders’ meeting can be determined by the Board and can be held anywhere in the world.
Cumulative Voting
There are no prohibitions in relation to cumulative voting under the laws of the British Virgin Islands but our Amended Memorandum and Articles of Association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.
Shareholder Action by Written Consent
Although British Virgin Islands law provides that companies may permit shareholder actions by written consent, our Amended Memorandum and Articles of Association provide that shareholders may not approve corporate matters by way of a written resolution.
Amendment of Memorandum and Articles of Association
Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by British Virgin Islands law, our Amended Memorandum and Articles of Association may be amended with a resolution of our shareholders or, with certain exception by resolutions of directors.
Removal of Directors
Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Amended Memorandum and Articles of Association, directors can be removed from office, with cause, by a resolution of shareholders passed at a meeting called for the purpose of removing the director or for purposes including the removal of the director by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the votes of the common shares entitled to vote.
Transactions with Interested Shareholders
The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two‑tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware public corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.
British Virgin Islands law has no comparable statute. As a result, we are not afforded the same statutory protections in the British Virgin Islands as we would be offered by the Delaware business combination statute. However, although British Virgin Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and not with the effect of constituting a fraud on the minority shareholders. See also “Shareholders’ Suits” above. We have adopted a code of business conduct and ethics which requires employees to fully disclose any situations that could reasonably be expected to give rise to a conflict of interest, and sets forth relevant restrictions and procedures when a conflict of interest arises to ensure the best interest of the Company. Our Amended Memorandum and Articles of Association also import the provisions of the Delaware General Corporation Law which prohibits the Company from engaging in certain business combinations with an “interested shareholder” for

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three years following the date that such person becomes an interested shareholder unless (i) prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder, (ii) upon consummation of the transaction which resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the votes of shares in the Company outstanding at the time the transaction commenced or (iii) at or subsequent to such time the business combination is approved by the Board and authorized at an annual or extraordinary general meeting of shareholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the votes of shares not owned by the interested shareholder.
Directors’ Fiduciary Duties
Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.
Under British Virgin Islands law, the directors owe fiduciary duties at both common law and under statute, including a statutory duty to act honestly, in good faith and with a view to our best interests. When exercising powers or performing duties as a director, the director is required to exercise the care, diligence and skill that a reasonable director would exercise in the circumstances taking into account, without limitation, the nature of the company, the nature of the decision and the position of the director and the nature of the responsibilities undertaken by him. In exercising the powers of a director, the directors must exercise their powers for a proper purpose and shall not act or agree to the company acting in a manner that contravenes our memorandum and articles of association or the BVI Act.
Indemnification of Directors and Executive Officers and Limitation of Liability
BVI law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the BVI High Court to be contrary to public policy (e.g., for purporting to provide indemnification against the consequences of committing a crime). An indemnity will be void and of no effect and will not apply to a person unless the person acted honestly and in good faith and in what he believed to be in the best interests of the company and, in the case of criminal proceedings, the person had no reasonable cause to believe that his conduct was unlawful. Our Amended Memorandum and Articles of Association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our Amended Memorandum and Articles of Association.
Variation of Rights of Shares
Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise.

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Other than with respect to the issuance of the Preferred Shares in accordance with our Amended Memorandum and Articles of Association, all or any of the rights attached to any class or series of shares may, subject to the provisions of the BVI Act, be varied with the consent in writing of all the holders of the issued shares of that class or series or with the sanction of a resolution passed by a majority of the votes cast at a separate meeting of the holders of the shares of that class or series. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with or superior to such existing class of shares.
Dissolution; Winding-Up
Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under BVI law, the liquidation of a company may be a voluntary solvent liquidation or an insolvent liquidation under the BVI Insolvency Act.
Voluntary Liquidation
If the liquidation is a solvent liquidation, the provisions of the BVI Act governs the liquidation. A company may only be liquidated under the BVI Act as a solvent liquidation if it has no liabilities or it is able to pay its debts as they fall due and the value of its assets exceeds its liabilities. Subject to the Amended Memorandum and Articles of Association, a liquidator may be appointed by a resolution of directors or resolution of shareholders but if the directors have commenced liquidation by a resolution of directors the shareholders must approve the liquidation plan by a resolution of shareholders save in limited circumstances.
A liquidator is appointed for the purpose of collecting in and realizing the assets of a company and distributing proceeds to creditors.
We expect that in the event of a voluntary liquidation of the Company, after payment of the liquidation costs and any sums then due to creditors, the liquidator would distribute our remaining assets on a pari passu basis.
Rights of Non-resident or Foreign Shareholders
There are no limitations imposed by our Amended Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Amended Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.
Anti-Money Laundering
If any person resident in the British Virgin Islands knows or suspects that another person is engaged in money laundering or terrorist financing and the information for that knowledge or suspicion came to their attention in the course of their business the person will be required to report his belief or suspicion to the Financial Investigation of the British Virgin Islands, pursuant to the Proceeds of Criminal Conduct Act (as revised). Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.
NYSE Listing
Our common shares are listed on the New York Stock Exchange under the trading symbol “BHVN.”
Transfer Agent and Registrar
The transfer agent and registrar for our common shares is Equiniti Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, NY 11219.